Summer Infant, Inc. Announces Second Quarter 2011 Results

-- 23% Revenue Growth Over Prior Year Q2; YTD Revenues Are up 28%

-- $5.3 Million of Net Positive Cash Flow During the Quarter

-- BornFree Integration Virtually Complete

-- Excellent Progress on New Product Placements for 2012

WOONSOCKET, RI -- (Marketwire - August 08, 2011) - Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR) today announced financial results for the second quarter ended June 30, 2011.

Income Statement
Second quarter 2011 results include certain items that affect the comparability between the corresponding period of 2010, including the following:

  $0.5 million charge associated with additional duties owed on a specific product
  $0.4 million in legal fees and an inventory write down related to the settlement of an intellectual property lawsuit
  $0.8 million in transition costs related to the acquisition of BornFree

Net revenues for the second quarter of 2011 were $61.0 million, a 23.3% increase from $49.5 million in the second quarter of 2010. For the six months ended June 30, net revenues increased 27.6% to $119.5 million as compared to $93.6 million in the prior year period. This growth was driven primarily by an expanded product offering at existing customers and penetration into a larger number of stores within existing customers' networks. The increase in revenue was also driven by strength in several key categories, as the Company continued to successfully diversify its product line. There was approximately $4.0 million of sales in the second quarter from BornFree products; BornFree was acquired on March 24, 2011.

Gross profit for the second quarter of 2011 was $20.2 million, compared to $18.5 million in the second quarter of 2010. Gross margin for the second quarter of 2011 was 33.2% compared to 37.4% in the second quarter of 2010. For the six months ended June 30, gross profit increased to $39.9 million as compared to $35.4 million in the prior year period. There were two items in cost of goods sold that impacted second quarter and year to date 2011 gross profit: 1) the Company performed an internal review of its customs filings for the past five years and found one item that the Company believes was misclassified for duty purposes, and the Company has accrued $0.5 million for estimated duty owed on this product; 2) the Company resolved an intellectual property dispute with a competitor, and therefore incurred inventory charges of approximately $0.2 million related to the settlement of this issue. Excluding the customs duty accrual and the intellectual property settlement, adjusted gross margin in the second quarter of 2011 was 34.2%. The decline in gross margin versus the prior year was primarily attributable to higher product costs and a revenue mix shift toward furniture, which generally carries a lower gross margin than other categories. The adjusted Q2 gross margin of 34.2% was approximately 60 basis points higher than Q1 of 2011.

Selling, general and administrative ("SG&A") expenses, excluding depreciation, amortization, and non-cash stock-based compensation expense, were $15.6 million for the second quarter of 2011 compared to $13.6 million for the second quarter of 2010. For the six months ended June 30, 2011 SG&A was $30.9 million compared to $26.3 million in the prior year period. The increase in SG&A is primarily due to higher variable SG&A, which is the result of the significant increase in revenues in both the second quarter and year to date periods. There were $0.2 million of legal costs associated with the intellectual property dispute noted above; excluding this item, SG&A was $15.4 million, or 25.3% of net revenues, which is an improvement of 230 basis points from the 27.6% in last year's second quarter due to leveraging of fixed costs on higher revenue.

The Company made significant progress during the second quarter in the integration of the BornFree operations. The BornFree operations in the US, Canada, and the UK were all merged into the Summer Infant operations in those same countries. As part of this integration, the Company incurred costs of approximately $0.8 million related to severance, lease terminations, and other costs. The Company now is handling all product development, sales, operations, and finance for BornFree in a centralized manner. One of the key initiatives for the past 90 days has been in developing new products under the BornFree brand in a variety of feeding categories, which the Company believes is an excellent opportunity for future sales growth. Summer Infant has developed a new feeding team in Rhode Island to drive these efforts.

Non-GAAP adjusted EBITDA ("adjusted EBITDA", defined as earnings before interest, taxes, depreciation and amortization, non-cash stock-based compensation expense, $0.9 million relating to the aforementioned customs accrual and intellectual property settlement, and BornFree deal fees and transition costs), increased to $5.4 million in the second quarter of 2011 from $4.9 million in the second quarter of 2010. Adjusted EBITDA margin in the second quarter of 2011 was 8.9%, compared with 9.8% in the second quarter of 2010. For the six months ended June 30, 2011, adjusted EBITDA was $10.1 million compared to $9.2 million in the prior year period.

Net income in the second quarter of 2011 was $0.9 million, or $0.05 per share, compared with $2.2 million, or $0.13 per share, in the second quarter of 2010. On a non-GAAP basis, after excluding $1.6 million of pre-tax charges relating to the customs accrual, intellectual property settlement and transition costs associated with the BornFree acquisition, the Company's second quarter 2011 adjusted net income was $2.2 million, or $0.12 per diluted share. For the six months ended June 30, 2011, on a non-GAAP basis adjusted net income was $4.0 million, equal to the prior year period.

Jason Macari, Chairman and Chief Executive Officer of Summer Infant, stated: "We were pleased with our second quarter operating performance particularly given some of the external challenges facing the Company, including the current retail/consumer environment, and high commodity costs. We continue to focus on the areas of our business that we can control, namely increasing retail distribution for our product portfolio and developing innovative new products that we believe will appeal to our target consumers. We entered this year having secured additional placement for several of our larger product categories with major accounts in both the U.S. and overseas and the recent sell-through rates have been encouraging. The diversity of our top-line performance year-to-date has helped further reduce our customer revenue concentration and we are optimistic this will lead to additional commitments for our expanding product lines in 2012."

Balance Sheet and Cash Flow
As of June 30, 2011, the Company had approximately $2.9 million of cash and $67.4 million of debt on the balance sheet. The increase in debt from December 31, 2010 is primarily attributable to the acquisition of BornFree which included a $14 million cash payment as part of the purchase price. Compared to March 31, 2011, cash increased $2.5 million and debt decreased $2.8 million for total positive cash flow of $5.3 million during the second quarter.

Outlook
"Based on our second quarter results and current projections for the remainder of the year we are revising our outlook," said Mr. Macari. "We now expect full year 2011 revenue to be in the range of $240-245 million, up from our previous expectation of at least $235 million. We currently project that earnings per share will be in the range of $0.55-$0.61. Gross margins continue to be under pressure this year due primarily to cost increases from higher commodity prices and higher wage rates in China, coupled with an increase in markdowns and other retail-related costs. We do expect gross margins to increase sequentially as the result of product re-engineering, selective price increases, and the contribution of higher margin sales from the new feeding line, however not to the extent we anticipated earlier in the year. We still expect to experience meaningful operating expense leverage this year on higher sales. SG&A as a percent of sales improved 250 basis points during the first six months of 2011 compared to the same period last year, and we anticipate it will continue to be favorable versus the second half of 2010 as a percent of sales."

"In addition, we have been very pleased with the commitments we have received thus far for new product placements for 2012. We now have six product development teams that have all been focused on different aspects of the juvenile product category, and each team has exciting initiatives in place for next year. Although we do not have all decisions from the retailers on placements, we believe we will have another strong growth year in 2012 based on the commitments we have received to date. We are also excited about the initial shipment of our Prodigy travel system, which is scheduled for the third quarter of 2011, and are hopeful that this will be another category that we can achieve meaningful growth in next year."

Conference Call Information
Summer Infant, Inc. will host a conference call today, Monday, August 8, 2011 at 4:30 p.m. Eastern Time, to discuss financial results for its second quarter ended June 30, 2011. This call is being webcast and can be accessed by visiting the Investor section of our website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (719)-325-2363 (confirmation code: 4997606). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 4997606) through August 22, 2011, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.
Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, infant bedding, bouncers, travel accessories, highchairs, swings and nursery furniture.

Use of Non-GAAP Financial Information
This release includes presentations of non-GAAP adjusted EBITDA ('Adjusted EBITDA"), which is defined herein as income before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses, and other items the Company believes to be non-recurring, including BornFree deal fees and transition costs, accrual related to prior year duties owed on a particular item, and the settlement of an intellectual property dispute. The Company believes that the presentation of Adjusted EBITDA provides useful information to investors as it indicates more clearly the ability of the Company's assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due. Adjusted EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of Adjusted EBITDA and any other non-GAAP financial measures in its press releases of historical performance. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements
Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions, and include statements regarding the development of new products and expected growth of sales relating to new products, expected product commitments for 2012, expected results for the remainder of 2011 and outlook for 2012. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this presentation.

                             Summer Infant, Inc.
              Consolidated Statements of Operations (unaudited)
         (amounts in thousands of US dollars, except per share data)

                               Three Months Ended       Six Months Ended
                                     June 30,                June 30,
                                 2011        2010        2011        2010
                             ----------- ----------- ----------- -----------

Net revenues                 $    61,004 $    49,483 $   119,460 $    93,599
Cost of goods sold                40,768      30,981      79,548      58,168
                             ----------- ----------- ----------- -----------
  Gross profit                    20,236      18,502      39,912      35,431
Selling, general, and
 administrative expenses          15,646      13,634      30,901      26,280
Depreciation and
 amortization                      1,558       1,268       3,084       2,483
Born Free deal fees and
 transition costs                    780                   1,415
Non cash stock-based
 compensation expense                325         158         502         339
                             ----------- ----------- ----------- -----------
  Operating income           $     1,927 $     3,442 $     4,010 $     6,329
Interest expense, net                770         314       1,322         681
                             ----------- ----------- ----------- -----------
  Income before taxes        $     1,157 $     3,128 $     2,688 $     5,648
Provision for income taxes           238         938         605       1,694
                             ----------- ----------- ----------- -----------
  Net income                 $       919 $     2,190 $     2,083 $     3,954
                             =========== =========== =========== ===========

Earnings per diluted share   $      0.05 $      0.13 $      0.12 $      0.24
                             =========== =========== =========== ===========

Shares used in fully diluted
 EPS (in 000's)                   18,514      16,508      17,660      16,353

See "Reconciliation of GAAP
 Measures to Non GAAP
 Measures" for additional
 details on the Statement of
 Operations.

                             Summer Infant, Inc.
                         Consolidated Balance Sheet
                    (amounts in thousands of US dollars)

                                                Unaudited(a)   December 31,
                                                June 30, 2011      2010

Cash and cash equivalents                      $        2,850 $        1,138
Trade receivables, net                                 54,069         46,693
Inventory                                              44,744         45,853
Property and equipment, net                            16,253         14,958
Goodwill and other intangibles, net                    86,081         65,120
Other assets                                            5,893          4,233
                                               -------------- --------------
      Total assets                             $      209,890 $      177,995
                                               ============== ==============

Current portion of long-term debt              $          516 $        1,256
Accounts payable, accrued expenses and other
 liabilities                                           50,332         48,315
Long term debt, less current portion                   66,894         51,963
                                               -------------- --------------
    Total liabilities                                 117,742        101,534

Total stockholders' equity                             92,148         76,461
                                               -------------- --------------
  Total liabilities and stockholders' equity   $      209,890 $      177,995
                                               ============== ==============

                             Summer Infant, Inc.
            Reconciliation of GAAP Measures to Non-GAAP Measures
               (In thousands, except share and per share data)
                                 (Unaudited)

The Company prepares and reports its financial statements in accordance with
U.S. Generally Accepted Accounting Principles ("GAAP").  Internally,
management monitors the operating performance of its business using non-GAAP metrics similar to those below. These non-GAAP measures exclude the effects of the charges related to re-labeling video monitors, deal-related fees and transition costs related to the Born Free acquisition, additional duties owed to Customs, and the Breathable Baby lawsuit for the three and six months ended June 30, 2011. In management's opinion, these non-GAAP measures are important indicators of the continuing operations of our business and provide better comparability between reporting periods because they exclude items that may not be indicative of current period results and provide a better baseline for analyzing trends in our operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader's understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

Non-GAAP Reconciliations

                          3 months       3 months   6 months       6 months
                           ended          ended      ended          ended
                          June 30,       June 30,   June 30,       June 30,
                            2011           2010       2011           2010
                         ---------      ---------  ---------      ---------
GAAP gross profit           20,236         18,502     39,912         35,431
  Charges related to
   customs issue               500  (1)                  500  (1)
  Charges related to
   intellectual property
   dispute                     150  (2)                  150  (2)
                         ---------      ---------  ---------      ---------
Non-GAAP gross profit       20,886         18,502     40,562         35,431
                         =========      =========  =========      =========
  As % of Net Sales          34.24%         37.39%     33.95%         37.85%

GAAP selling, general
 and administrative
 expense                    15,646         13,634     30,901         26,280
  Charges related to
   intellectual property
   dispute                    (199) (2)         -       (199) (2)         -
  Charges related to
   video monitor re-
   labeling                      -  (3)         -       (211) (3)         -
                         ---------      ---------  ---------      ---------
Non-GAAP selling,
 general and
 administrative expense     15,447         13,634     30,491         26,280
                         =========      =========  =========      =========
  As % of Net Sales          25.32%         27.55%     25.52%         28.08%

                          3 months       3 months   6 months       6 months
                            ended          ended      ended          ended
                          June 30,       June 30,   June 30,       June 30,
                            2011           2010       2011           2010
                         ----------     ---------- ----------     ----------

GAAP income before
 interest                     1,927          3,442      4,010          6,329
  Depreciation and
   amortization               1,558          1,268      3,084          2,483
  Non-cash stock
   compensation expense         325            158        502            339
  Charges related to
   customs issue                500 (1)                   500 (1)
  Charges related to
   intellectual property
   dispute                      349 (2)          -        349 (2)          -
  Charges related to
   video monitor re-
   labeling                       - (3)          -        211 (3)          -
  Born Free deal fees
   and transition costs         780 (4)          -      1,415 (4)          -
                         ----------     ---------- ----------     ----------
Non-GAAP Adjusted EBITDA      5,439          4,868     10,071          9,151
                         ----------     ---------- ----------     ----------

                          3 months       3 months   6 months       6 months
                            ended          ended      ended          ended
                          June 30,       June 30,   June 30,       June 30,
                            2011           2010       2011           2010
                         ----------     ---------- ----------     ----------

GAAP Income before
 income taxes                 1,158          3,128      2,689          5,648
  Charges related to
   video monitor re-
   labeling                       -              -        211 (1)          -
  Charges related to
   customs issue                500 (2)          -        500 (2)          -
  Charges related to
   intellectual property
   dispute                      349 (3)          -        349 (3)          -
  Born Free deal fees
   and transition costs         780 (4)          -      1,415 (4)          -
                         ----------     ---------- ----------     ----------
Non-GAAP net income
 before income taxes          2,787          3,128      5,164          5,648
  Tax expense                   570            938      1,162          1,694
                         ----------     ---------- ----------     ----------
Non-GAAP net income           2,217          2,190      4,002          3,954
                         ==========     ========== ==========     ==========
Non-GAAP net income per
 diluted share               $ 0.12         $ 0.13     $ 0.23         $ 0.24
                         ==========     ========== ==========     ==========

(1) This adjustment relates to estimated additional duties owed to US
Customs as a result of an internal review by the Company.

(2) This adjustment relates to legal costs and inventory writedowns related to a lawsuit brought by a competitor which claimed the Company infringed upon certain intellectual property; the total charge was $349.

(3) This adjustment relates to costs associated with the video monitor re-
labeling project that was undertaken in order to better educate consumers as to the safety issues associated with electric cords in the nursery.

(4) This adjustment relates to deal fees related to the Company's acquisition of BornFree on March 24, 2011, and transition costs associated with the integration, including severance, lease terminations, and other costs.

Contact:

Joe Driscoll
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6922

or

Brendon Frey
ICR
(203) 682-8200
Brendon.frey@icrinc.com